Exhibit 99.1

Intersect ENT Reports Fourth Quarter and Full Year 2018 Results

ENCORE Clinical Study Completed, Primary Endpoints Met

MENLO PARK, Calif.—February 25, 2019 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Recent Business Highlights

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In December 2018, the company commenced enrollment in the study of its newest platform product, the ASCEND investigational drug-coated sinus balloon. This novel device is designed to deliver a corticosteroid (mometasone furoate) directly to the sinuses at the time of dilation.

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In November 2018, the International Forum of Allergy and Rhinology published a pooled analysis of the company’s PROPEL® Contour and PROPEL® Mini steroid releasing sinus implants showing improved outcomes of frontal sinus surgery. The pooled analysis showed that the PROPEL frontal steroid releasing implants significantly improved endoscopic outcomes of frontal sinus surgery compared to surgery alone.

In addition, the company announced today the completion of the ENCORE study, a 50-patient multicenter, open-label study focused on evaluation of the safety of repeat placement of SINUVA in a population of chronic sinusitis patients with nasal polyps. Study findings showed zero serious adverse events related to the implants during the measurement period and zero serious adverse events related to repeat placement.

Fourth Quarter Financial Results

Total revenue grew to $32.8 million for the fourth quarter of 2018 compared to $29.5 million for the same period of 2017, an increase of 11%. This increase was attributable to growth in the adoption of the PROPEL® family of steroid releasing implants as well as to commercialization of the SINUVA® (mometasone furoate) Sinus Implant, which contributed approximately 4% of revenue, or $1.2 million, in the fourth quarter of 2018.

Gross profit for the fourth quarter 2018 was $26.4 million and gross margin was 81%, compared to gross profit of $24.4 million and gross margin of 83% for the same period of 2017. The decrease in gross margin was attributable to increased overhead and inefficiencies primarily associated with the introduction of SINUVA.

Operating expenses for the fourth quarter of 2018 were $32.1 million, compared to $27.9 million in the same period of 2017, an increase of 15%. R&D expenses increased to $5.7 million from $5.6 million. SG&A expenses increased to $26.3 million from $22.3 million, primarily due to an expansion of SINUVA commercial and market access activities, including headcount, marketing and consulting expenses.

Full Year 2018 Financial Results

Total 2018 revenue grew to $108.5 million compared to $96.3 million in 2017, an increase of 13%. This increase was attributable to growth in the adoption of the PROPEL family of steroid releasing implants as well as to commercialization of SINUVA, which contributed 3% of revenue, or $2.8 million, in 2018.

Gross profit for 2018 was $85.9 million and gross margin was 79%, compared to gross profit of $80.8 million and gross margin of 84% for 2017. The decrease in gross margin was attributable primarily to increased overhead and inefficiencies associated with the introduction of SINUVA.

2018 operating expenses were $110.9 million compared to $98.4 million in 2017, an increase of 13%. R&D expenses increased to $19.3 million from $18.4 million due to an increase in headcount expense and clinical trial activities. SG&A expenses increased to $91.6 million from $80.0 million, primarily due to an increase in headcount expense.

The balance of cash, cash equivalents and short-term investments was $100.8 million compared to $102.3 million at the start of the year.

Outlook

Intersect ENT continues to forecast 2019 revenue in the range of $123 to $127 million and first quarter revenue in the range of $26.0 to $26.5 million. The Company’s 2019 outlook for gross margin is in the range of 80-81% and for expenses in the range of $135 to $137 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) to discuss the company’s fourth quarter 2018 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10128610.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10128610. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect

ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2019 full year and first quarter revenue, gross margin and operating expenses. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2018	2017	2018	2017
Revenue	$32,783	$29,529	$108,472	$96,301
Cost of sales	6,371	5,123	22,613	15,499

Gross profit	26,412	24,406	85,859	80,802
Gross margin	81%	83%	79%	84%

Operating expenses:
Selling, general and administrative	26,322	22,298	91,603	80,045
Research and development	5,743	5,618	19,262	18,360

Total operating expenses	32,065	27,916	110,865	98,405

Loss from operations	(5,653)	(3,510)	(25,006)	(17,603)
Interest income and other, net	623	358	2,084	1,240

Net loss	$(5,030)	$(3,152)	$(22,922)	$(16,363)

Net loss per share, basic and diluted	$(0.16)	$(0.11)	$(0.76)	$(0.56)

Weighted average common shares used to compute net loss per share, basic and diluted	30,624	29,538	30,313	29,119

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2018	2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$100,773	$102,320
Accounts receivable, net	19,616	16,589
Inventory	11,586	8,474
Prepaid expenses and other current assets	2,695	2,908

Total current assets	134,670	130,291
Property and equipment, net	5,878	4,848
Other non-current assets	413	436

Total assets	$140,961	$135,575

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,202	$3,400
Accrued compensation	12,281	13,152
Other current liabilities	1,250	1,125

Total current liabilities	19,733	17,677
Deferred rent and other non-current liabilities	234	679

Total liabilities	19,967	18,356
Total stockholders’ equity	120,994	117,219

Total liabilities and stockholders’ equity	$140,961	$135,575